Exhibit 99.1

American States Water Company Announces First Quarter 2017 Results

SAN DIMAS, Calif.--(BUSINESS WIRE)--May 2, 2017--American States Water Company (NYSE: AWR) today reported basic and fully diluted earnings per share of $0.35 and $0.34, respectively, for the quarter ended March 31, 2017, as compared to basic and fully diluted earnings per share of $0.28 for the quarter ended March 31, 2016.

First Quarter 2017 Results
The table below sets forth a comparison of the first quarter diluted earnings per share by business segment, as reported:

	Diluted Earnings per Share
	Three Months Ended
	3/31/2017	3/31/2016	CHANGE
Water	$0.25	$0.22	$0.03
Electric	0.04	0.03	0.01
Contracted services	0.05	0.03	0.02
Consolidated diluted earnings per share, as reported	$0.34	$0.28	$0.06

Water Segment:
For the three months ended March 31, 2017, diluted earnings per share from the water segment of AWR’s Golden State Water Company (“GSWC”) subsidiary increased by $0.03 to $0.25 per share as compared to the same period in 2016. The following two items from other periods affected the results and comparability of the three months ended March 31, 2017 and 2016, and offset on a quarter-over-quarter basis:

  A decrease in the water gross margin of $1.5 million was not reflected in the results for the three months ended March 31, 2016 due to the delay by the California Public Utilities Commission (“CPUC”) in issuing a decision on the water general rate case. The water gross margin recorded through March 31, 2016 reflected GSWC's stipulated position in the then pending water general rate case, which assumed the CPUC would adopt GSWC’s positions in its entirety related to capital expenditure requests and executive compensation. The final decision authorized 87% of GSWC’s capital requests in customer rates, and allowed only a portion of the executive incentive programs. When the decision was issued in December 2016 with new rates retroactive to January 1, 2016, a cumulative downward adjustment of $5.2 million to the water gross margin was recorded in the fourth quarter of 2016 related to the first three quarters of 2016. Approximately $1.5 million of this amount would have lowered the water gross margin in the first quarter of 2016 had the CPUC decision been issued on time.
  A one-time recovery totaling $1.5 million related to the CPUC’s approval of GSWC’s drought memorandum account. In February 2017, the CPUC approved recovery of incremental drought-related costs, which were previously expensed in prior years and related to California's drought state of emergency. As a result of the approval by the CPUC, during the first quarter of 2017, GSWC recorded a regulatory asset and a corresponding increase to pretax earnings of approximately $1.5 million associated with drought-related items, of which approximately $1.2 million was recorded as a reduction to operation-related expenses and approximately $260,000 was recorded as additional revenue.

Excluding the two items discussed above, these major items impacted the comparability of the two periods in the water segment results:

  Overall, the water gross margin increased by approximately $685,000 due primarily to CPUC-approved second-year rate increases effective January 1, 2017, and
  Total operating expenses (excluding supply costs) decreased by approximately $1.2 million reflecting primarily lower (i) legal and other outside service costs related to condemnation matters, and (ii) maintenance expense.

Electric Segment:
For the three months ended March 31, 2017, diluted earnings from the electric segment increased by $0.01 per share to $0.04 per share as compared to the same period in 2016. The increase was mostly due to a decrease in (i) overall operating expenses (excluding supply costs) resulting primarily from additional costs incurred in 2016 in response to power outages caused by severe winter storms, as well as lower costs incurred in 2017 associated with the CPUC-approved energy efficiency and solar programs, and (ii) the effective income tax rate for the electric segment due to differences between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements.

Contracted Services Segment:
For the three months ended March 31, 2017, diluted earnings per share from contracted services increased by $0.02 to $0.05 per share as compared to the same period in 2016. There was an overall increase in construction activity as well as improved cost efficiencies during the first quarter of 2017. There was also an increase in management fee revenue due to the successful resolution of price redeterminations, economic price adjustments and asset transfers throughout 2016. These increases to earnings were partially offset by higher operations and maintenance costs mostly due to transition activities and the joint inventory study being conducted at Eglin Air Force Base. In accordance with the 50-year contract with the U.S. government, AWR’s contracted services subsidiary, American States Utility Services, Inc. ("ASUS"), receives revenues to help cover much of the costs of the transition in operations of Eglin. ASUS is expected to assume operation of the water and wastewater systems at Eglin Air Force Base by mid-2017. There were also increases in outside services related to business development, compliance and security analysis, and labor and employee-related training costs.

Regulatory Matters
In early April 2017, GSWC filed its water cost of capital application with the CPUC. The application recommends an overall weighted return on rate base of 9.11%, including an updated cost of debt of 6.6% and a return on equity ("ROE") of 11%. The current authorized return on rate base is 8.34%, including an ROE of 9.43%. A decision on the application is scheduled to be received by the end of 2017 and to become effective January 1, 2018.

On May 1, 2017, GSWC filed its electric general rate case application with the CPUC. This rate case will determine rates for years 2018 through 2021. A final decision is scheduled for the end of 2017.

Other Matters
In April 2017, the Board of Directors of Casitas Municipal Water District (“Casitas”) approved a settlement agreement with GSWC, and a group of citizens referred to as Ojai Friends of Locally Owned Water (“Ojai FLOW”) to resolve the eminent domain action and other litigation brought by Casitas and Ojai FLOW against GSWC. Under the terms of the settlement agreement, Casitas will acquire the operating assets of GSWC’s 2,900-connection Ojai water system by eminent domain for approximately $34.5 million in cash, including payments for customer receivables and regulatory assets, subject to a post-closing final reconciliation. Casitas and Ojai FLOW have also agreed to dismiss all claims against GSWC, which claims sought damages against GSWC stemming from Casitas’ proposal to issue bonds to finance the acquisition of GSWC’s Ojai water system. The transaction is expected to close in June 2017 following satisfaction of all closing conditions. Upon closing, GSWC expects to recognize a pretax gain on the sale of assets of approximately $8.0 million. The proceeds received in this transaction are expected to temporarily lower GSWC’s short-term borrowings. Management will evaluate the long-term use of the proceeds.

Dividends
American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 62 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. On May 1, 2017, AWR's Board of Directors approved a second quarter dividend of $0.242 per share on the Common Shares of AWR. Dividends on the Common Shares will be payable on June 1, 2017 to shareholders of record at the close of business on May 15, 2017.

Non-GAAP Financial Measures
This press release includes a discussion on the water gross margin for various periods, which is computed by subtracting total supply costs from total revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s net income divided by the Company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The Company uses the water gross margin and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The Company reviews these measures regularly and compares them to historical periods and to the operating budget.

Forward Looking Statements
Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Conference Call
The Company will host a conference call on May 3, 2017 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) to discuss the Company and its financial results. Interested parties can listen to the live conference call and view accompanying slides on the Internet at www.aswater.com by clicking the “Investors” button at the top of the page. The call will be archived on the website and available for replay beginning Wednesday, May 3, 2017 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through May 10, 2017.

About American States Water Company
American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 261,000 customers located throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated

Comparative Condensed Balance Sheets
	March 31,	December 31,
(in thousands)	2017	2016
	(Unaudited)
Assets
Utility Plant-Net	$1,137,159	$1,150,926
Goodwill	1,116	1,116
Other Property and Investments	21,161	20,836
Assets Held for Sale	26,838	-
Other Current Assets	165,241	166,875
Regulatory and Other Assets	128,753	130,740
Total Assets	$1,480,268	$1,470,493
Capitalization and Liabilities
Capitalization	$818,929	$815,278
Liabilities Directly Associated with Assets Held for Sale	938	-
Other Current Liabilities	177,735	177,944
Other Credits	482,666	477,271
Total Capitalization and Liabilities	$1,480,268	$1,470,493

Condensed Statements of Income	Three months ended
(in thousands, except per share amounts)	March 31,
	2017	2016
	(Unaudited)
Operating Revenues
Water	$66,404	$66,312
Electric	10,502	10,573
Contracted services	21,904	16,642
Total operating revenues	98,810	93,527

Operating Expenses
Water purchased	12,106	13,799
Power purchased for pumping	1,597	1,632
Groundwater production assessment	3,375	2,700
Power purchased for resale	3,100	2,871
Supply cost balancing accounts	(1,749)	(3,415)
Other operation	6,160	6,966
Administrative and general	20,286	20,773
Depreciation and amortization	9,683	9,791
Maintenance	3,464	4,070
Property and other taxes	4,566	4,378
ASUS construction	11,484	8,729
Total operating expenses	74,072	72,294

Operating income	24,738	21,233

Other Income and Expenses
Interest expense	(5,905)	(5,623)
Interest income	259	172
Other, net	464	181
Total other income and expenses	(5,182)	(5,270)

Income Before Income Tax Expense	19,556	15,963
Income tax expense	6,855	5,813
Net Income	$12,701	$10,150

Weighted average shares outstanding	36,590	36,521
Basic earnings per Common Share	$0.35	$0.28

Weighted average diluted shares	36,782	36,697
Fully diluted earnings per Common Share	$0.34	$0.28

Dividends Declared Per Common Share	$0.242	$0.224

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
909-394-3600, ext. 707